Exhibit 99.1
News Release Manakoa Services Corporation Acquires Advanced Cyber Security, Inc
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
CONTACTS:
Manakoa Services Corporation     UTEK Corporation            Pacific Northwest National Laboratory
Ed Nichols                       John Baldissera             Gary Morgan
(303)327-5200                    BPC Financial Marketing     (509) 375-2373
                                 (800) 368-1217
James C. Katzaroff                                            The Investor Relations Group
(509) 736-7000                                                Jordan Silverstein
                                                              (212) 825-3210
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       Manakoa Services Corporation Acquires Advanced Cyber Security, Inc.
      Acquisition Contains License to Cyber Security Simulation Technology

Kennewick, WA & Plant City, FL -- (BUSINESS WIRE) August 5, 2004 -- Manakoa Services Corporation (PK: MKOS) has acquired Advanced Cyber Security, Inc.
(ACSI), a wholly owned subsidiary of UTEK Corporation (AMEX: UTK), in a stock transaction.

ACSI holds a worldwide exclusive license to a prototype program for systems administrator simulation training (SAST), the program rapidly evaluates the cyber security experience of system administrators to identify, circumvent or recover from hacker activity. The program consists of a network of training tools that simulate the cyber environment and are launched through an automated system.

According to Dr. Robert Williams, CEO of Manakoa Services Corporation, "Just as flight simulators provide real-world experience to pilots without jeopardizing lives, our new cyber security training capability, under development at the Department of Energy's Pacific Northwest National Laboratory (PNNL), will give computer system administrators real-world experience in defending against cyber attacks without compromising their networks. We believe that SAST is a complimentary technology to our mission of building a comprehensive integrated risk management framework. This unique software will bring added value to the compliance and risk management platforms we are developing."

"We are very enthusiastic about working with Manakoa Services Corporation as it utilizes and helps to commercialize the SAST software. We believe that the use of the software to help monitor and ascertain risk situations, for companies facing cyber attacks, is an excellent application of our simulation training system" said Gary Morgan, Commercialization Manager at Pacific Northwest National Laboratory.

"UTEK is pleased to consummate this technology transfer with Manakoa Services Corporation and we look forward to continuing our efforts to identify additional technology acquisition opportunities for their consideration," commented Clifford M. Gross, Ph.D., Chief Executive Officer of UTEK Corporation.

About Manakoa Services Corporation

Manakoa (www.Manakoa.com) is an independent software vendor and professional consulting services company addressing the rapidly expanding IT security, IT compliance, and regulatory compliance marketplace for enterprise customers. Manakoa's security and compliance solutions suite offers advanced automation software and pre-configured scalable platforms designed to control business and IT policies, implement and enforce mandated compliance initiatives, and provide dynamic views for monitoring and administration based on the role and permissions of user and department. This innovative software platform transforms high cost security and compliance consulting engagements into automated, consistent, and cost-effective technology.

About Pacific Northwest National Laboratory

Pacific Northwest National Laboratory (PNNL) is one of nine Office of Science laboratories within the U.S. Department of Energy (DOE). A multiprogram national laboratory, PNNL has been operated by Battelle for the DOE and its predecessors since 1965. A unique feature of Battelle's contract allows their staff to work for private industry. Researchers at PNNL are advancing the frontiers of scientific knowledge and rapidly translating their discoveries into innovative technologies. State-of-the-art facilities combined with innovation and creativity help PNNL's scientists and engineers resolve critical challenges in energy, the environment, and national security for government and industry clients. PNNL also strives to move scientific gains from the laboratory to the marketplace through various programs and partnerships. For more information about PNNL, please visit its website at http://www.pnl.gov/.

About UTEK Corporation

UTEK is a leading market-driven technology transfer company that enables public companies to rapidly acquire innovative technologies from universities and research laboratories. We are the only company that facilitates the identification and acquisition of external technologies for clients in exchange for their equity securities, while allowing research institutions to receive 100% of the royalties. We call this process U2B(R). We seek to transfer proprietary technologies to create product differentiation, resulting in a strategic marketplace advantage. For more information about UTEK, please visit its website at www.utekcorp.com.

Certain matters discussed in this press release are "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words such as UTEK or Manakoa "expect," "anticipate" or words of similar import. Similarly, statements that describe UTEK's or Manakoa's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK or Manakoa, as appropriate, and market valuations of their stock, which could cause actual results to differ materially from those currently anticipated. Although UTEK and Manakoa, as appropriate, believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Forward-looking statements made herein are only made as of the date of this press release and neither UTEK nor Manakoa, as appropriate, undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK's operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK's dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these factors, current results may not be indicative of UTEK's future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK's filing with the Securities and Exchange Commission.